                                                                    EXHIBIT 99.3

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

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
                                             ADDITIONS
                                  BALANCE AT CHARGED TO
                                  BEGINNING  COSTS AND              BALANCE AT
                                  OF PERIOD   EXPENSES  WRITE-OFFS END OF PERIOD
                                  ---------- ---------- ---------- -------------
                                                  (IN THOUSANDS)
Allowance for doubtful accounts:
  Year ended December 31, 1995..     $--       $   42     $ --        $   42
  Year ended December 31, 1996..     $ 42      $  651     $(343)      $  350
  Year ended December 31, 1997..     $350      $  930     $(300)      $  980
  Nine months ended September
   30, 1998 (unaudited).........     $980      $1,045     $(350)      $1,675
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